Exhibit 15a




                              DISTRIBUTION PLAN OF
                         LEGG MASON GLOBAL TRUST, INC.

         WHEREAS, Legg Mason Global Trust, Inc. (the "Corporation") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and intends to offer for public sale distinct series of shares of common stock ("Series"), each corresponding to a distinct portfolio;

         WHEREAS, the Corporation has registered the offering of its shares of common stock under a Registration Statement filed with the Securities and Exchange Commission and this Registration Statement is in effect as of the date hereof;

         WHEREAS,  the  Corporation's  Board  of  Directors  has established one
series of shares  of  common  stock  of  the  Corporation:   Legg  Mason  Global
Government Trust;

         WHEREAS, the Corporation desires to adopt a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act and the Board of Directors has determined that there is a reasonable likliehood that adoption of the Distribution Plan will benefit the Corporation and its shareholders; and

         WHEREAS,   the   Corporation  has  employed  Legg  Mason  Wood  Walker,
Incorporated ("Legg Mason") as underwriter of the shares of the Corporation;

         NOW, THEREFORE, the Corporation hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

         1. Legg Mason Global Government Trust shall pay to Legg Mason a distribution fee for expenses related to distribution of its shares at a rate of
 .75% per annum of the Series' average daily net assets, such fee to be calculated daily and paid monthly.

         2. The amount set forth in paragraph 1 of this Plan shall be paid for Legg Mason's services as underwriter of the shares of the Corporation in accordance with an Underwriting Agreement between Legg Mason and the Corporation and may be spent by Legg Mason on any activities or expenses related to the sale and distribution of any Series' shares or the provision of ongoing services to shareholders, including, but not limited to, commissions and other compensation to persons who engage in or support distribution of shares, printing of

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prospectuses  and reports  for other than  existing  shareholders,  advertising, preparation and distribution of sales literature, and overhead, travel and telephone expenses.

         3. This Plan shall not take effect with repsect to a particular Series until it has been approved by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of that Series.

         4. This Plan shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors who are not "interested persons" of the Corporation, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Directors who approve the Plan taking effect have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         5. Any person authorized to direct the disposition of monies paid or payable by any Series pursuant to this Plan or any related agreement shall provide to the Corporation's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated with respect to any Series at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of that Series.

         7. This Plan may not be amended to increase materially the amount of distribution fees provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial shareholder approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for continuing trustee approval in paragraph 4 hereof.

         8. While this Plan is in effect, the selection and nomination of directors who are not interested persons of the Trust, as defined in the 1940 Act, shall be committed to the discretion of directors who are themselves not interested persons.

         9. The Corporation shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof


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for a period of not less than six years from  the  date  of  execution  of  this
Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan as of the day and year set forth below:


Date:   April 7, 1993                     LEGG MASON GLOBAL TRUST, INC.
        _____________

Attest:                                   By: /s/ Edward A. Taber, III
                                              ________________________
By: /s/ Blanche P. Roche
    ________________________

Agreed and assented to by

LEGG MASON WOOD WALKER, INCORPORATED


By: /s/ Marie K. Karpinski
    ________________________


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